Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

KENTUCKY USA ENERGY, INC.

(formerly known as Las Rocas Mining Corp.)

KY ACQUISITION CORP.

and

KY USA ENERGY, INC.

May 2, 2008

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	The Closing	2
1.3	Actions at the Closing	2
1.4	Additional Actions	3
1.5	Conversion of Company Securities	3
1.6	Dissenting Shares	4
1.7	Fractional Shares	4
1.8	Options and Warrants	5
1.9	Escrow	5
1.10	Certificate of Incorporation and ByLaws	6
1.11	No Further Rights	6
1.12	Closing of Transfer Books	6
1.13	Post-Closing Adjustment	6
1.14	Exemption from Registration	7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
2.1	Organization, Qualification and Corporate Power	7
2.2	Capitalization	8
2.3	Authorization of Transaction	8
2.4	Noncontravention	8
2.5	Subsidiaries	9
2.6	Financial Statements	10
2.7	Absence of Certain Changes	10
2.8	Undisclosed Liabilities	10
2.9	Tax Matters	10
2.10	Assets	12
2.11	Owned Real Property	12
2.12	Real Property Leases	12
2.13	Contracts	13
2.14	Accounts Receivable	14
2.15	Powers of Attorney	15
2.16	Insurance	15
2.17	Litigation	15
2.18	Employees	15
2.19	Employee Benefits	16
2.20	Environmental Matters	18
2.21	Legal Compliance	19
2.22	[Intentionally Omitted]	19

2.23	Permits	19
2.24	Certain Business Relationships with Affiliates	19
2.25	Brokers’ Fees	19
2.26	Books and Records	19
2.27	Intellectual Property	20
2.28	Independent and Internal Engineering Report	21
2.29	Title to Interests	21
2.30	Compliance with Leases and Laws; Operation of Assets	22
2.31	Sale of Production	24
2.32	Status of Wells	25
2.33	Hedging	25
2.34	Drilling Obligations	25
2.35	Royalty Interests	25
2.36	Seismic Information	25
2.37	Tax Partnerships	26
2.38	Disclosure	26
2.39	Duty to Make Inquiry	26
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY		26
3.1	Organization, Qualification and Corporate Power	26
3.2	Capitalization	27
3.3	Authorization of Transaction	27
3.4	Noncontravention	28
3.5	Subsidiaries	28
3.6	Exchange Act Reports	29
3.7	Compliance with Laws	29
3.8	Financial Statements	30
3.9	Absence of Certain Changes	30
3.10	Litigation	30
3.11	Undisclosed Liabilities	31
3.12	Tax Matters	31
3.13	Assets	32
3.14	Owned Real Property	32
3.15	Real Property Leases	32
3.16	Contracts	33
3.17	Accounts Receivable	34
3.18	Powers of Attorney	34
3.19	Insurance	34
3.20	Warranties	35
3.21	Employees	35
3.22	Employee Benefits	35
3.23	Environmental Matters	37
3.24	Permits	38
3.25	Certain Business Relationships with Affiliates	38
3.26	Tax-Free Reorganization	38
3.27	Split-Off	39
3.28	Brokers’ Fees	39
3.29	Disclosure	39
3.30	Interested Party Transactions	40
3.31	Duty to Make Inquiry	40
3.32	Accountants	40
3.33	Minute Books	40
3.34	Board Action	41

ARTICLE IV COVENANTS		41
4.1	Closing Efforts	41
4.2	Governmental and Thirty Party Notices and Consents	41
4.3	Current Report	41
4.4	Operation of Company Business	41
4.5	Access to Company Information	43
4.6	Operation of Parent Business	43
4.7	Access to Parent Information	45
4.8	Expenses	45
4.9	Indemnification	45
4.10	Listing of Merger Shares	46
4.11	[Intentionally Omitted]	46
4.12	Name Change	46
4.13	Split-Off	46
4.14	Stock Option Plan	46
4.15	Parent Board; Amendment of Charter Documents	46
4.16	Information Provided to Company Stockholders	46
4.17	No Registration	47
4.18	No Shorting	47
4.19	No Organic Changes	47
ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER		47
5.1	Conditions to Each Party’s Obligations	47
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	48
5.3	Conditions to Obligations of the Company	49
ARTICLE VI INDEMNIFICATION		50
6.1	Indemnification by the Company Stockholders	50
6.2	Indemnification by the Parent	51
6.3	Indemnification Claims by the Parent	51
6.4	Survival of Representations and Warranties	54
6.5	Limitations on Parent’s Claims for Indemnification	54
ARTICLE VII DEFINITIONS		55
ARTICLE VIII TERMINATION		58
8.1	Termination by Mutual Agreement	58
8.2	[Intentionally Omitted]	58
8.3	Termination by Operation of Law	58
8.4	Termination for Failure to Perform Covenants or Conditions	58
8.5	Effect of Termination or Default; Remedies	58
8.6	Remedies; Specific Performance	58
ARTICLE IX MISCELLANEOUS		59
9.1	Press Releases and Announcements	59
9.2	No Third Party Beneficiaries	59
9.3	Entire Agreement	59
9.4	Succession and Assignment	59
9.5	Counterparts and Facsimile Signature	59
9.6	Headings	60
9.7	Notices	60
9.8	Governing Law	60
9.9	Amendments and Waivers	60
9.10	Severability	61
9.11	Submission to Jurisdiction	61
9.12	Construction	61

EXHIBITS
Exhibit A                                Form of Split-Off Agreement
Exhibit B                                Form of Escrow Agreement
Exhibit C                                Signatories to Lock-Up Agreements
Exhibit D                                Opinion of Counsel to the Company
Exhibit E                                Opinion of Counsel to the Parent and the Acquisition Subsidiary
Exhibit F                                Form of IR Shares Escrow Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of May 2, 2008, by and among Kentucky USA Energy, Inc. (formerly known as Las Rocas Mining Corp.), a Delaware corporation (the “Parent”), KY Acquisition Corp., a Kentucky corporation (the “Acquisition Subsidiary”), and KY USA Energy, Inc., a Kentucky corporation (the “Company”).  The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their capital stock of the Company;

WHEREAS, prior to the execution of this Agreement, pursuant to the terms of that certain Promissory Note, dated as of October 5, 2007 and related documents, the Company has borrowed $800,000 (the “Bridge Loan”) from Somerset Recycling, Inc.;

WHEREAS, contemporaneously with the closing of the Merger, the Parent intends to split-off its wholly owned subsidiary, Las Rocas Leaseco, Inc., a Delaware corporation (“Leaseco”), through the sale of all of the outstanding capital stock of Leaseco (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among the Parent, Christopher Greenwood (“Buyer”), the Company and Leaseco, substantially in the form of Exhibit A attached hereto (the “Split-Off Agreement”); and

WHEREAS, the Parent, the Acquisition Subsidiary and the Company desire that the Merger qualifies as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and not subject the holders of equity securities of the Company to tax liability under the Code;

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger.  Upon and subject to the terms and conditions of this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below).  From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  The “Effective Time” shall be the time at which the Articles of Merger (the “Articles of Merger”) and other appropriate or required documents prepared and executed in accordance with the relevant provisions of the Kentucky Business Corporation Act (the “BCA”) are filed with the Secretary of State of the Commonwealth of Kentucky.  The Merger shall have the effects set forth in the applicable provisions of the BCA.

1.2 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP in New York, New York commencing at 10:00 a.m. local time on May 2, 2008, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.3 Actions at the Closing.  At the Closing:

(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c) the Surviving Corporation shall file the Articles of Merger with the Secretary of State of the Commonwealth of Kentucky;

(d) each of the stockholders of record of the Company immediately prior to the Effective Time (collectively, the “Company Stockholders”) shall, if requested by the Parent, deliver to the Parent the certificate(s) representing his, her or its Company Shares (as defined below);

(e) the Parent shall deliver certificates for the Initial Shares (as defined below) to each Company Stockholder in accordance with Section 1.5 and shall deliver Parent Warrants (as defined below) to the applicable holders of Warrants (as defined below), as contemplated by Section 1.8(d);

(f) the Parent shall deliver to the Company (i) evidence that the Parent’s board of directors is authorized to consist of five individuals, (ii) the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Closing Date, (iii) evidence of the appointment of five directors to serve immediately following the Closing Date, four of whom shall have been designated by the Company and one of whom shall have been designated by the Parent, provided that such Parent designee is reasonably acceptable to the four Company designees, and (v) evidence of the appointment of such executive officers of the Parent to serve immediately following the Closing Date as shall have been designated by the Company; and

(g) the Parent, Steven D. Eversole and C.G. Collins (the “Indemnification Representatives”) and Gottbetter & Partners, LLP (the “Escrow Agent”) shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), and the Parent shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.9.

(h) the Parent and the Escrow Agent shall execute and deliver the IR Shares Escrow Agreement in substantially the form attached hereto as Exhibit F (the “IR Shares Escrow Agreement”), and the Parent shall deliver to the Escrow Agent a certificate for the IR Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.9.

1.4 Additional Actions.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Company Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Each share of common stock, $0.01 par value per share, of the Company (“Company Shares”) issued and outstanding, on a fully-diluted basis, immediately prior to the Effective Time (other than Company Shares owned beneficially by the Parent or the Acquisition Subsidiary and Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 1.6) such number of shares of common stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”) as is equal to the Common Conversion Ratio (as defined below).  An aggregate of 18,000,000 shares of Parent Common Stock, on a fully-diluted basis, shall be issued to the security holders of the Company in connection with the Merger.

(b) The “Common Conversion Ratio” shall be obtained by dividing (i) 18,000,000 shares of Parent Common Stock by (ii) the total number of outstanding Company Shares immediately prior to the Effective Time on a fully diluted basis after giving effect to the exercise of all outstanding common stock purchase warrants (“Warrants”), the exercise of all outstanding options to purchase Company Shares (“Options”) and the conversion or exercise of all other rights to acquire Company Shares.  The parties agree that the Common Conversion Ratio shall be 9,000 shares of Parent Common Stock for every one Company Share.  The Company Stockholders shall be entitled to receive immediately 95% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.5 (the “Initial Shares”) pro rata in accordance with their respective holdings of Company Shares immediately prior to the Closing; the remaining 5% of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.5, rounded to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number) (the “Escrow Shares”), shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement and, if and as released from escrow, will be  distributed to the Company Stockholders pro rata according to their holdings of the Initial Shares as of the Closing.  The Initial Shares and the Escrow Shares shall together be referred to herein as the “Merger Shares.”

(c) Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.6 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 210 of the BCA and not effectively withdrawn or forfeited prior to the Effective Time.  Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with the BCA.  If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Company Stockholder a certificate representing 95% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 5% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

(b) The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company.  The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.7 Fractional Shares.  No certificates or scrip representing fractional Initial Shares shall be issued to Company Stockholders on the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares converted into Merger Shares pursuant to Section 1.5 (“Certificates”) and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Initial Shares that would have otherwise been issued to such Company Stockholders.  In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, on proper surrender of such person’s Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such Company Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Company Stockholder shall receive at least one Initial Share.

1.8 Options and Warrants.

(a) As of the Effective Time, all Options to purchase Company Shares issued by the Company, whether vested or unvested, shall be canceled and exchanged for options to purchase shares of Parent Common Stock (“Parent Options”) without further action by the holder thereof.  Each Parent Option shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of Company Shares subject to the unexercised portion of the Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number).  The exercise price per share of each Parent Option shall be equal to the exercise price of the Option prior to conversion divided by the Common Conversion Ratio.  On October 19, 2007, the Parent adopted its 2007 Equity Incentive Plan (the “Parent Option Plan”).

(b) As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall take appropriate actions to collect the Options and the agreements evidencing the Options, which shall be deemed to be canceled and shall entitle the holder to exchange the Options for Parent Options in the Parent.

(c) The Company shall cause the termination, as of the Effective Time, of any and all outstanding Warrants to purchase capital stock of the Company which remain unexercised and the Parent shall, at Closing, issue new warrants (the “Parent Warrants”) in substitution for the Warrants, on substantially the same terms and conditions of the Warrants, but reflecting the Common Conversion Ratio.

(d) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of (i) the Parent Options to be issued for the Options and (ii) the Parent Warrants to be issued for the Warrants, in accordance with this Section 1.8.

1.9 Escrow.  On the Closing Date, the Parent shall deliver to the Escrow Agent certificates (issued in the name of the Escrow Agent or its nominee) representing (i) the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement and (ii) 5,000,000 shares of Common Stock (the “IR Escrow Shares”) to be issued to consultants providing public and investor relations services to the Company.  The Escrow Shares and the IR Escrow Shares shall be held by the Escrow Agent pursuant to the Escrow Agreement and the IR Shares Escrow Agreement, respectively.  The Escrow Shares and the IR Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and the IR Shares Escrow Agreement, respectively.

1.10 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

(b) The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.11 No Further Rights.  From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.12 Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.  If, after the Effective Time, Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

1.13 Post-Closing Adjustment.  In the event that, during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, the Parent or the Surviving Corporation incurs any Loss (as defined below) with respect to, in connection with, or arising from any Parent Liabilities (as defined below), then promptly following the filing by the Parent with the Securities and Exchange Commission (the “SEC”) of a quarterly report relating to the most recent completed quarter for which such determination has been made, the Parent shall issue to the Company Stockholders and/or their designees such number of shares of Parent Common Stock as would result from dividing (x) the whole dollar amount representing such Losses by (y) the average of the closing bid prices of the Common Stock during the 30 trading days immediately prior to the Closing Date, rounded to the nearest whole number (with 0.5 shares rounded upwards to the nearest whole number).  The limit on the aggregate number of shares of Parent Common Stock issuable under this Section 1.13 shall be 2,000,000 shares.  As used in this Section 1.13: (a) “Loss” shall mean any and all costs and expenses, including reasonable attorneys’ fees, court costs, reasonable accountants’ fees, and damages and losses, net of any insurance proceeds actually received by the Party suffering the Loss with respect thereto; (b) “Claims” shall include, but are not limited to, any claim, notice, suit, action, investigation or other proceedings (whether actual or threatened); and (c) “Parent Liabilities” shall mean all Claims against and liabilities, obligations or indebtedness of any nature whatsoever of Leaseco, whenever accruing, and of the Parent and the Acquisition Subsidiary, accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any breach by the Parent or the Acquisition Subsidiary of any of their respective representations or warranties set forth in Article III herein, (ii) any litigation threatened, pending or for which a basis exists against the Parent or any Parent Subsidiary (as defined in this Agreement); (iii) any and all outstanding debts owed by the Parent or any Parent Subsidiary; (iv) any and all internal or employee related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding; (v) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Parent or any Parent Subsidiary; (vi) any and all Taxes (as defined below) for which the Parent or any of its direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, including, without limitation, any and all Taxes resulting from or attributable to the Parent’s ownership or operation of Leaseco’s assets; (vii) any and all Taxes for which the Parent or its direct or indirect assets may be liable or subject (including, without limitation, the interests and assets of the Surviving Corporation and any Parent Subsidiary) as a consequence of the Parent’s acquisition, formation, capitalization, ownership, and Split-Off of Leaseco, whether related to a taxable period (or portion thereof) ending on or after the Closing Date; and (viii) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.13, as such Parent Liabilities are determined by the Parent’s independent auditors, on a quarterly basis.  Any shares of Parent Common Stock that are issued under this Section 1.13 shall be issued to the Company Shareholders pro rata according to their respective holdings of the Initial Shares as of the Closing.

1.14 Exemption from Registration.  The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof or upon exercise of Parent Options and Parent Warrants, if applicable, granted pursuant to Section 1.8 hereof or upon the provisions of Section 1.13 hereof, in each case in connection with the Merger, will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder and/or Regulation S promulgated by the SEC.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II.  The inclusion of any item on the Disclosure Schedule shall constitute disclosure for all purposes under this Agreement, and shall not be construed as an indication of the materiality or lack thereof of such item.

2.1 Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Kentucky.  The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws.  The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.  For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations or future prospects of the Company taken as a whole.

2.2 Capitalization.  The authorized capital stock of the Company consists of 2,000 shares of common stock and no shares of preferred stock.  As of the date of this Agreement, 2,000 Company Shares were issued and outstanding and no preferred shares were issued and outstanding, and no Company Shares or preferred shares were held in the treasury of the Company.  As of the date of this Agreement, there were no issued and outstanding Options or Warrants to purchase Company Shares.  Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company Shares held by each stockholder, and (ii) all stock option plans and other stock or equity-related plans of the Company.  All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Other than as listed in Section 2.2 of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  To the knowledge of the Company, there are no agreements among other parties, to which the Company is a party and by which it is bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

2.3 Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by no less than a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the “Stockholder Approval”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the BCA, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4 Noncontravention.  Subject to receipt of Stockholder Approval and the filing of the Articles of Merger as required by the BCA, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts (as defined below) to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.  For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5 Subsidiaries.

(a) The Company has no Company Subsidiaries.  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company.

(b) [Intentionally Omitted]

(c) Except as set forth in Section 2.5(c) of the Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.

2.6 Financial Statements.  The Company has provided or made available to the Parent the audited consolidated balance sheet of the Company (the “Company Balance Sheet”) at October 31, 2007 (the “Company Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the period from October 5, 2007 (date of inception) through October 31, 2007 (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are consistent in all material respects with the books and records of the Company.

2.7 Absence of Certain Changes.  Since the Company Balance Sheet Date, and except for the indebtedness incurred in connection with the Bridge Loan or as set forth in Section 2.7 of the Disclosure Schedule, (a) to the knowledge of the Company, there has not occurred any event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b)  the Company has not taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

2.8 Undisclosed Liabilities.  The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet referred to in Section 2.6, (b) liabilities which have arisen since the Company Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9 Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.

(b) Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company is or was a member.  The Company has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet.  The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company.  All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the date of the Company’s incorporation in Kentucky (the “Organization Date”).  No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.  The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.  The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d) The Company: (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has not made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iii) does not have any actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; or (iv) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g) No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.10 Assets.  The Company owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Except as set forth in Section 2.10 of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  Except as set forth in Section 2.10 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

2.11 Owned Real Property.  The Company does not own any real property.

2.12 Real Property Leases.  Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.12 of the Disclosure Schedule.  With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor, to the knowledge of the Company, any other party is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13 Contracts.

(a) Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement which, to the knowledge of the Company, establishes a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any employment or consulting agreement;

(vii) any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”);

(viii) any agreement or commitment for capital expenditures in excess of $25,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $100,000 in the aggregate for all projects);

(ix) any agreement (A) for the sale of oil or other liquid hydrocarbons or minerals produced or to be produced from the Interests (as defined below) that is not terminable by the Company or its successors without penalty on more than 90 days’ notice or (B) for the sale of gas produced or to be produced from the Interests that has a term exceeding one year that warrants the amount of gas to be delivered or has a pricing provision not based on current market value;

(x) any advance payment agreement or any oil and gas balancing agreement, or any group of related agreements of such type, under which the Company has a net obligation, as of the most recent date available, which shall be no more than 90 days prior to the date hereof, in excess of $25,000 in cash or market value in oil or gas;

(xi) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xii) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xiii) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business; and

(xiv) any agreement, other than as contemplated by this Agreement, relating to the sales of securities of the Company to which the Company is a party.

(b) The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.13 of the Disclosure Schedule.  With respect to each agreement so listed, and except as set forth in Section 2.13 of the Disclosure Schedule:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a material breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

2.14 Accounts Receivable.  All accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet.  All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet.

2.15 Powers of Attorney.  Except as set forth in Section 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.16 Insurance.  Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company does not have any knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.17 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in a writing received by the Company against the Company which (a) seeks either damages in excess of $10,000 individually, or $25,000 in the aggregate, or (b) if determined adversely to the Company, could have, individually or in the aggregate, a Company Material Adverse Effect.

2.18 Employees.

(a) Section 2.18 of the Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $100,000 per year, along with the position and the annual rate of compensation of each such person.  Section 2.18 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Parent.  To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

(b) The Company is not a party to or bound by any collective bargaining agreement, and does not have experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.  To the knowledge of the Company, there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

2.19 Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b) Section 2.19(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate (collectively, the “Company Plans”).  Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered or made available to the Parent.  Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Company Plan and has made all required contributions thereto.  The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c) To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k) Section 2.19(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  The accruals for vacation, sickness and disability expenses are accounted for on the Company Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.20 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.  As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) Set forth in Section 2.20(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company, and whether done at the initiative of the Company or directed by a Governmental Entity) which were issued or conducted during the past five years and which the Company has possession of or access to.  A complete and accurate copy of each such document has been provided to the Parent.

(c) To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.21 Legal Compliance.  The Company, and the conduct and operations of its business, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.22 [Intentionally Omitted]

2.23 Permits.  Section 2.23 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by the Company.  Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Company, there is no reasonable basis for believing that such Permit will not be renewable upon expiration.  Each such Permit, to the knowledge of the Company, will continue in full force and effect immediately following the Closing.

2.24 Certain Business Relationships with Affiliates.  Except as listed in Section 2.24 of the Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.  Section 2.24 of the Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company and any Affiliate of the Company thereof which have occurred or existed since the Organization Date, other than employment agreements.

2.25 Brokers’ Fees.  The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Section 2.25 of the Disclosure Schedule.

2.26 Books and Records.  The minute books and other similar records of the Company contain complete and accurate records in all material respects of all actions taken at any meetings of the Company’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.27 Intellectual Property.

(a) The Company owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct their respective businesses as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

(b) Section 2.27(b) of the Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity by the Company or for which an application for registration has been filed with any Governmental Entity by the Company, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.  Section 2.27(b) of the Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company in excess of $25,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company.

(c) Except as set forth on Section 2.27(c) of the Disclosure Schedule, all Intellectual Property Rights of the Company that have been registered with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d) The Company is not, and will not as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of the Company, or any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e) Except as set forth on Section 2.27(e) of the Disclosure Schedule, the Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and the Company has not received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right.  With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any Third Party Intellectual Property Rights in any material manner.

(f) To the knowledge of the Company, except as set forth on Section 2.27(f) of the Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of the Company in a manner that has a material impact on the business of the Company, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse Effect.

2.28 Independent and Internal Engineering Reports.

(a) The Company has made available to the Parent the results of the Independent Engineering Report, prepared by Willard F. Glover (the “Independent Engineer”) with respect to reserves as of October 31, 2007 (the “Independent Engineering Report”) on the oil and gas fields listed on the attachment thereto (the “Evaluated Properties”) in which the Company will have interests subsequent to the Effective Time.  The Independent Engineering Report is the latest independent engineering report available to the Company relating to the Evaluated Properties.  The Company has provided no materially false or misleading information to and has not withheld from the Independent Engineer any material information with respect to the preparation of the Independent Engineering Report.  Except as disclosed on Schedule 2.28 of the Disclosure Schedule, the Company is not aware of any facts or circumstances that should reasonably cause the Company to conclude that (i) any of the information that was supplied by the Company to the Independent Engineer in connection with its preparation of the Independent Engineering Report is not currently correct in all material respects (other than normal depletion by production in the ordinary course) or (ii) the Independent Engineering Report is incorrect in any material respect.

(b) The Company has made available to the Parent the results of the internal engineering report, with respect to reserves as of October 31, 2007, a copy of which is attached hereto as Schedule 2.28(b) of the Disclosure Schedule (the “Internal Engineering Report”), on the Evaluated Properties.  The Internal Engineering Report is the latest engineering report available to the Company relating to the Evaluated Properties.  The Internal Engineering Report does not contain any materially false or misleading information and is currently correct in all material respects (other than normal depletion by production in the ordinary course).

2.29 Title to Interests.

(a) Except as disclosed in Section 2.29 of the Disclosure Schedule, (i) the Company owns the interest in producing oil wells and producing gas wells described in the Independent Engineering Report, (individually, a “Well” and collectively, the “Wells”), (ii) the Company’s net revenue interest and leasehold cost bearing interest (i.e., working interest) in each Well are as described in the Independent Engineering Report, and (iii) each oil, gas, and mineral lease in which the Company owns any interest and the type of interest owned by the Company (individually and collectively, the “Leases”) are as described to the Parent.  The lands identified in the Leases and owned by the Company are individually and collectively called the “Land.” The Wells, the Leases, and the Land, together with all of the Company’s right, title and interest in (i) all contracts, agreements, leases, licenses, permits, authorization, easements and orders (individually and collectively called “Property Agreements”) in any way relating to the Wells, the Leases and/or the Land, the operations conducted or to be conducted pursuant thereto or thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (ii) all personal property, fixtures (including, without limitation, pipe, plants and pipelines), equipment (including, without limitation, compressors, parts, rods, tubular goods and supplies) and improvements located at, under or on the Wells, the Leases and/or the Land, or used or obtained in connection therewith or with the operation or maintenance of the Wells or other facilities thereon or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) all other rights and interests in, to or under or derived from the Wells, the Leases, the Property Agreements, and/or the Land (including, without limitation, all mineral and royalty interests, and all overriding royalty interests and all other interests in or payable out of or measured by production, and all surface interests, for a term or in fee), or in any way relating thereto, are referred to herein as the “Interests.”

(b) With respect to each Well, the Company’s interests in the Leases and the Land are such that, after giving effect to the Property Agreements, existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to any limitations described in Section 2.29 of the Disclosure Schedule, and after taking into account all royalty interests, overriding royalty interests, net profits interests, production payments and other burdens on production attributable to third parties, (i) the Company is entitled, during the respective terms of the Leases covering such Well, to a share (expressed as a decimal) of all oil, gas and other minerals produced from such Well which is not less than the “net revenue interest” set forth in connection with the description of such Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in Section 2.29 of the Disclosure Schedule, (ii) the Company owns an undivided interest (expressed as a decimal) equal to the “working interest” set forth in connection with the description of such Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable, for a share of the costs relating to the exploration, development, and operation of such Well which is no greater than the “working interest” set forth in connection with the description of such Well.  Notwithstanding the foregoing, title to the Company’s Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Independent Engineering Report is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

2.30 Compliance with Leases and Laws; Operation of Assets.  Except as set forth in Section 2.30 of the Disclosure Schedule:

(a) Each Lease is in full force and effect and all rentals, royalties, shut-in well payments, bonuses and other payments due or payable from or by the Company under the Leases and applicable laws, rules and regulations, have been properly and timely paid, except where the failure to pay properly and timely is in the normal course of business and would not have a Company Material Adverse Effect, and all conditions necessary to keep the Leases in full force and effect as of the date hereof and as of the Closing Date have been or shall be fully performed, including, to the best of the Company’s knowledge, all payments or obligations due from or by third parties except where the failure to satisfy such conditions is in the normal course of business and would not have a Company Material Adverse Effect;

(b) The Company is entitled to receive (and are currently receiving with respect to producing oil, gas and/or mineral leases) without present suspense or presently required indemnity against asserted or known defects or disputes regarding the Company’s ownership, from each pipeline purchaser or other purchaser of production, or from the person receiving payments from any such purchasers, the proceeds attributable to the net revenue interest in production from each of the Leases, except as set forth in Section 2.30 of the Disclosure Schedule, where the failure to receive such proceeds would not have a Company Material Adverse Effect;

(c) All Wells operated by the Company have been drilled, completed and bottomed within the boundaries of each of the respective Leases or within the limits otherwise permitted by contract and by law, and no such Well is subject to material penalties or restrictions on allowables because of any overproduction (legal or illegal) which would prevent the assignment of a full allowable (including maximum permissible tolerance) to each such Well by the state or local governmental agency having jurisdiction.  No Well is subject to any “take or pay” or similar obligation by which a purchaser of production has made payment to the Company for oil, gas or mineral production yet to be delivered, or by which any party is entitled to take or receive production from the Leases without thereafter paying the full value therefor;

(d) The Company has complied with all applicable laws relating to the production of or from the Interests, the conduct of drilling, completion and production operations with respect to the Interests and the regulation thereof and have administered and maintained the Interests in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry, except where the failure to comply or so administer or maintain would not have a Company Material Adverse Effect;

(e) The Company has not received any written notice of violation or probable violation of any applicable law relating to or directly or indirectly affecting the Interests, nor are there any such violations, other than such violations which would not have a Company Material Adverse Effect;

(f) There have been no demands for cancellation or termination of any of the Interests or for any claimed breach of any Interest due to the failure of the Company or any third party to produce or conduct drilling or other operations thereon, nor have there been any suits, enforcement proceedings or other actions filed, threatened or anticipated by the Company which might have a Company Material Adverse Effect;

(g) The Company holds all licenses, franchises, permits, easements, certificates, consents, rights and privileges (“Operating Permits”) necessary to the operation of the Interests, and, to the best of the Company’s knowledge, each third party operator of any of the Interests holds all Operating Permits necessary to the operation of the Interests except for such Operating Permits the lack of which would not have a Company Material Adverse Effect;

(h) To the best knowledge of the Company’s management, except as set forth in Section 2.30(h) of the Disclosure Schedule and except for current invoices received within ten (10) days of the date hereof, which invoices were incurred in the Ordinary Course of Business, all invoices, statements, bills and accounts of and to the Company for labor, services, materials or supplies furnished to or for the Interests have been paid in full in the Ordinary Course of Business consistent with past practices and the Company are current in payment of all joint interest billings for operations or other contracts pertaining to the operation of the Interests;

(i) All production from the Wells operated by the Company has been properly accounted for and all proceeds attributable thereto have been properly paid in the ordinary course of business consistent with past practices;

(j) No production or sale of oil, gas or other hydrocarbons heretofore produced or sold from or attributable to the Interests has been in excess of any allowable quantity or price or in violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities except where such excess or violation would not have a Company Material Adverse Effect;

(k) No gas produced is subject to the price control jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Policy Act; and

(l) The Company has properly prepared in full compliance with all applicable laws and regulations and have timely filed all reports required to be filed by any law, government entity or agency as a result of the operation of the Interests and no extensions of time to file any such reports has been requested except where the failure to fully comply and timely file or any extension request would not have a Company Material Adverse Effect.

2.31 Sale of Production.  Except as set forth in Section 2.31 of the Disclosure Schedule and except as would not have a Company Material Adverse Effect, the Company has no production from any Well which is subject to balancing rights of third parties or is subject to balancing duties under governmental requirements, and no third party has production from any Well which is subject to the balancing rights of the Company.  Except as set forth in Section 2.31 of the Disclosure Schedule, the Company has not collected any proceeds from the sale of hydrocarbons produced from the Interests which are subject to refund.  Except as set forth in Section 2.31 of the Disclosure Schedule, proceeds from the sale of oil, gas and natural gas liquids from the Wells are being received by the Company in a materially timely manner and in accordance with the terms of the applicable purchase agreement governing such sale, and are not being held in suspense for any reason except in the ordinary course of business consistent with past practices.  The Company has described all contracts and agreements and made available to the Parent for examination all contracts and agreements terminable by the Company upon less than ninety (90) days’ notice pursuant to which hydrocarbons produced from the Interests are sold, transported, processed or otherwise disposed of or marketed.  Except as set forth in Section 2.31 of the Disclosure Schedule, no person has any call upon, preferential right or option to purchase or similar rights with respect to the Interests or to the production therefrom except at prevailing market prices.  Except as set forth in Section 2.31 of the Disclosure Schedule, no person has a right of first refusal with respect to the Interests triggered by the transactions contemplated hereby.  Except as set forth in Section 2.31 of the Disclosure Schedule, price renegotiation procedures have not been commenced under FERC Order No. 451 which involve or which hereafter may affect any gas produced from the Interests.  Except as set forth in Section 2.31 of the Disclosure Schedule, no offer of credits under FERC Order No. 500 has been made which would entitle any purchaser of gas produced from the Interests to credit transported volumes against such purchaser’s take-or-pay obligations under any contract for the sale of gas produced form the Interests.

2.32 Status of Wells.  Except as disclosed in Section 2.32 of the Disclosure Schedule, all Wells set forth in the Independent Engineering Report, excluding proved undeveloped and proved developed nonproducing properties as identified in such report, are producing or operationally capable of producing hydrocarbons (based upon prevailing economic conditions) without the necessity of recompletion or material reworking operations.  Except as disclosed in Section 2.32 of the Disclosure Schedule or reserved for in the Company Balance Sheet, the Company has no obligations existing for the plugging or abandonment (including obligations for restoration of the surface) of any oil and/or gas well, salt water disposal well or other well located at the Interests other than the general obligation to plug and abandon wells.

2.33 Hedging.  Section 2.33 of the Disclosure Schedule sets forth for the periods shown obligations of the Company and each of its Subsidiaries for the delivery of hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth in Section 2.33 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, or securities.

2.34 Drilling Obligations.  Other than as set forth in Section 2.34 of the Disclosure Schedule, the Company does not have any material drilling obligations or other development commitments that are not terminable at will by the Company without penalty, other than commitments and obligations that arose in the ordinary course of business where the sole consequence to the Company for a failure to participate is to suffer a “non-consent” penalty or forfeit an interest in the undeveloped lands subject to the commitment or obligation.

2.35 Royalty Interests.  Section 2.35 of the Disclosure Schedule contains a true, correct and complete description of any royalty, overriding royalty, net profit or similar interests in oil and gas properties of the Company, held by any current or former directors, officers, employees, or consultants of the Company, or their assigns, any independent contractors engaged by the Company, or any other Persons.

2.36 Seismic Information.  Section 2.36 of the Disclosure Schedule describes all material agreements by which the Company has a license to use, a right or commitment to acquire, or that otherwise provide access to, 3-D seismic data (such agreements collectively referred to as the “Seismic Agreements”).  True and complete copies of the Seismic Agreements will be delivered to the Parent upon request.  Except as set forth in Section 2.36 of the Disclosure Schedule, the Company has no obligations in order to have full use of the seismic information covered by the Seismic Agreements.  Except to the extent set forth in the Seismic Agreements, the transactions contemplated by this Agreement will not terminate or otherwise should not adversely affect the Company’s rights under the Seismic Agreements.

2.37 Tax Partnerships.  No item of the Interests is treated for income tax purposes by the Company as being owned by a partnership.

2.38 Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  The Company has disclosed to the Parent all material information relating to the business of the Company or the transactions contemplated by this Agreement.

2.39 Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Parent and the Acquisition Subsidiary to the Company on the date hereof and accepted in writing by the Company (the “Parent Disclosure Schedule”).  The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.  The inclusion of any item on the Disclosure Schedule shall constitute disclosure for all purposes under this Agreement, and shall not be construed as an indication of the materiality or lack thereof of such item.

3.1 Organization, Qualification and Corporate Power.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  The Parent is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as defined below).  The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Parent has furnished or made available to the Company complete and accurate copies of its certificate of incorporation and bylaws.  Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.  For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Parent and its subsidiaries, taken as a whole.

3.2 Capitalization.  The authorized capital stock of the Parent consists of 300,000,000 shares of Parent Common Stock, of which 36,000,000 shares were issued and outstanding as of the date of this Agreement, after giving effect to a twelve for one forward stock split in the form of a stock dividend (the “Stock Split”) to shareholders of record on November 19, 2007, and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are outstanding.  The Parent Common Stock is presently eligible for quotation and trading on the Over-the-Counter Bulletin Board (the “OTCBB”) in all 50 states of the United States and is not subject to any notice of suspension or delisting.  The Parent Common Stock is eligible for registration under the Exchange Act.  All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  Except as contemplated by the Transaction Documentation (as hereinafter defined) or as described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.  Except as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent.  All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws.  The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Articles of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.  Immediately prior to the Effective Time, after giving effect to (i) the surrender of 24,000,000 shares of Parent Common Stock by Buyer (the “Share Contribution”) in connection with the Split-Off and (ii) the Stock Split, there will be 12,000,000 shares of Parent Common Stock issued and outstanding.

3.3 Authorization of Transaction.  Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Split-off Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder.  Leaseco has all requisite power and authority to execute and deliver the Split-Off Agreement and to perform its obligations thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and (in the case of the Parent) the Split-Off Agreement and the Escrow Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the execution by Leaseco of the Split-Off Agreement and the consummation by the Parent, the Acquisition Subsidiary and Leaseco of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent, the Acquisition Subsidiary and Leaseco, respectively.  Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent, the Acquisition Subsidiary or Leaseco, as the case may be, and constitutes a valid and binding obligation of the Parent, the Acquisition Subsidiary or Leaseco, as the case may be, enforceable against them in accordance with its terms.

3.4 Noncontravention.  Subject to the filing of the Articles of Merger as required by the BCA, neither the execution and delivery by the Parent, the Acquisition Subsidiary or Leaseco, as the case may be, of this Agreement or the Transaction Documentation, nor the consummation by the Parent, the Acquisition Subsidiary or Leaseco, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Parent, the Acquisition Subsidiary or Leaseco, as the case may be, (b) require on the part of the Parent, the Acquisition Subsidiary or Leaseco, as the case may be, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent, the Acquisition Subsidiary or Leaseco, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Parent Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Parent Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent, the Acquisition Subsidiary or Leaseco or any of their properties or assets.

3.5 Subsidiaries.

(a) The Parent has no Subsidiaries other than the Acquisition Subsidiary and Leaseco.  Each of the Acquisition Subsidiary and Leaseco is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization.  The Acquisition Subsidiary was formed solely to effectuate the Merger, Leaseco was formed solely to effectuate the Split-Off, and neither of them has conducted any business operations since its organization.  The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary and Leaseco.  The Acquisition Subsidiary has no assets other than minimal paid-in capital, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents.  All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Acquisition Subsidiary or Leaseco (except as contemplated by this Agreement and the Split-Off Agreement).  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

(b) At all times from September 29, 2006 (inception) through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(c) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.6 Exchange Act Reports.  The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Registration Statement on Form SB-2, which contained audited financial statements for the period September 29, 2006 (inception) through February 28, 2007, as filed with the SEC, and (b) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since June 5, 2007 (such reports are collectively referred to herein as the “Parent Reports”).  The Parent Reports constitute all of the documents required to be filed by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, from June 5, 2007 through the date of this Agreement.  The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Compliance with Laws.  Each of the Parent and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e) has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f) does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g) is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8 Financial Statements.  The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-QSB under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

3.9 Absence of Certain Changes.  Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent nor the Acquisition Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.6.

3.10 Litigation.  Except as disclosed in the Parent Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  For purposes of this Section 3.10, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.

3.11 Undisclosed Liabilities.  None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business which do not exceed $1,000.00 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.12 Tax Matters.

(a) Each of the Parent and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Neither the Parent nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its Subsidiaries are or were members.  Each of the Parent and its Subsidiaries has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of the Parent and its Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet.  Neither the Parent nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent and its Subsidiaries.  All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries since September 29, 2006 (which was the date of the Parent’s incorporation).  No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated.  Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries was required to file any Tax Return that was not filed.  Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Parent nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Parent or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest of which is tax exempt under Section 103(a) of the Code.

(e) Neither the Parent nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f) No state or federal “net operating loss” of the Parent determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

3.13 Assets.  Each of the Parent and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  No asset of the Parent or the Acquisition Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14 Owned Real Property.  Neither the Parent nor any of its Subsidiaries owns any real property.

3.15 Real Property Leases.  Section 3.15 of the Parent Disclosure Schedule lists all real property leased or subleased to or by the Parent or any of its Subsidiaries and lists the term of such lease, any extension and expansion options, and the rent payable thereunder.  The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases listed in Section 3.15 of the Parent Disclosure Schedule.  With respect to each lease and sublease listed in Section 3.15 of the Parent Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such lease or sublease;

(d) neither the Parent nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the knowledge of the Parent, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or any of its Subsidiaries of the property subject thereto.

3.16 Contracts.

(a) Section 3.16 of the Parent Disclosure Schedule lists the following agreements (written or oral) to which the Parent or any of its Subsidiaries is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;

(iii) any agreement establishing a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any employment or consulting agreement;

(vii) any agreement involving any current or former officer, director or stockholder of the Parent or any Affiliate thereof;

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(ix) any agreement which contains any provisions requiring the Parent or any of its Subsidiaries to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and

(xi) any agreement, other than as contemplated by this Agreement, the Bridge Loan and the Split-Off, relating to the sales of securities of the Parent or any of its Subsidiaries to which the Parent or such Subsidiary is a party.

(b) The Parent has delivered or made available to the Company a complete and accurate copy of each agreement listed in Section 3.16 of the Parent Disclosure Schedule.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such contract.

3.17 Accounts Receivable.  All accounts receivable of the Parent and its Subsidiaries reflected on the Parent Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report.  All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.18 Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Parent or any of its Subsidiaries.

3.19 Insurance.  Section 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any of its Subsidiaries is a party.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and its Subsidiaries.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Parent nor any of its Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.  The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.  Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20 Warranties.  No product or service sold or delivered by the Parent or any of its Subsidiaries is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Subsidiary, which are set forth in Section 3.20 of the Parent Disclosure Schedule.

3.21 Employees.

(a) Section 3.21 of the Parent Disclosure Schedule contains a list of all employees of the Parent and each of its Subsidiaries, along with the position and the annual rate of compensation of each such person.  Each current or past employee of the Parent or any of its Subsidiaries has entered into a confidentiality/assignment of inventions agreement with the Parent or such Subsidiaries, a copy or form of which has previously been delivered to the Company.  Section 3.21 of the Parent Disclosure Schedule contains a list of all employees of the Parent or any of its Subsidiaries who are a party to a non-competition agreement with the Parent or any of its Subsidiaries; copies of such agreements have previously been delivered to the Company.  To the knowledge of the Parent, no employee or group of employees has any plans to terminate employment with the Parent or any of its Subsidiaries.

(b) Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any of its Subsidiaries.

3.22 Employee Benefits.

(a) Section 3.22(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Parent, any of its Subsidiaries or any ERISA Affiliate of the Parent (a “Parent ERISA Affiliate”) (collectively, the “Parent Plans”).  Complete and accurate copies of (i) all Parent Plans which have been reduced to writing, (ii) written summaries of all unwritten Parent Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Parent Plan, have been delivered or made available to the Parent.  Each Parent Plan has been administered in all material respects in accordance with its terms and each of the Parent, its Subsidiaries and the Parent ERISA Affiliates has in all material respects met its obligations with respect to such Parent Plan and has made all required contributions thereto.  The Parent, each of its Subsidiaries, each Parent ERISA Affiliate and each Parent Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).  All filings and reports as to each Parent Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b) To the knowledge of the Parent, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Parent Plans and proceedings with respect to qualified domestic relations orders) against or involving any Parent Plan or asserting any rights or claims to benefits under any Parent Plan that could give rise to any material liability.

(c) All the Parent Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Parent Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Parent Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.  Each Parent Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(d) Neither the Parent, any of its Subsidiaries, nor any Parent ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e) At no time has the Parent, any of its Subsidiaries or any Parent ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) There are no unfunded obligations under any Parent Plan providing benefits after termination of employment to any employee of the Parent or any of its Subsidiaries (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.  The assets of each Parent Plan which is funded are reported at their fair market value on the books and records of such Parent Plan.

(g) No act or omission has occurred and no condition exists with respect to any Parent Plan maintained by the Parent, any of its Subsidiaries or any Parent ERISA Affiliate that would subject the Parent, any of its Subsidiaries or any Parent ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Parent Plan.

(h) No Parent Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) Each Parent Plan is amendable and terminable unilaterally by the Parent at any time without liability to the Parent as a result thereof and no Parent Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Parent from amending or terminating any such Parent Plan.

(j) Section 3.22(j) of the Parent Disclosure Schedule discloses each:  (i) agreement with any stockholder, director, executive officer or other employee of the Parent or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Parent or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Parent or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Parent or any of its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Parent Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  The accruals for vacation, sickness and disability expenses are accounted for on the balance sheet contained in the most recent Parent Report and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

3.23 Environmental Matters.

(a) Each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Set forth in Section 3.23(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or any of its Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.  A complete and accurate copy of each such document has been provided to the Company.

(c) The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.

3.24 Permits.  Section 3.24 of the Parent Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any of its Subsidiaries.  Such listed permits are the only Parent Permits that are required for the Parent and any of its Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration.  Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.25 Certain Business Relationships with Affiliates.  No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its Subsidiaries, (b) has any claim or cause of action against the Parent or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its Subsidiaries.  Section 3.25 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent or any of its Subsidiaries and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

3.26 Tax-Free Reorganization.

(a) The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b) The Acquisition Subsidiary is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c) Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).

(e) The Parent has no present plan or intention to reacquire any of the Merger Shares.

(f) The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(g) Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(h) The Split-Off Agreement will constitute a legally binding obligation among the Parent, Leaseco and Buyer prior to the Effective Time; immediately following consummation of the Merger, the Parent will distribute the stock of Leaseco to Buyer in cancellation of the Purchase Price Shares (as such term is defined in the Split-Off Agreement); no property other than the capital stock of Leaseco will be distributed by the Parent to Buyer in connection with or following the Merger; upon execution of the Split-Off Agreement, Buyer will have no right to sell or transfer the Purchase Price Shares to any person without the Parent’s prior written consent, and the Parent will not consent (nor will it permit others to consent) to any such sale or transfer; upon execution of the Split-Off Agreement, there will be no other plan, arrangement, agreement, contract, intention or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit Buyer to  vote the Purchase Price Shares  or  receive any property or other distributions from the Parent with respect to the Purchase Price Shares other than the capital stock of Leaseco.

3.27 Split-Off.  As of the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement.  Upon the closing of the transactions contemplated by the Split-Off Agreement, the Parent will have no liabilities, contingent or otherwise, in any way related to its pre-Effective Time business operations or to Leaseco.

3.28 Brokers’ Fees.  Except as set forth on Section 3.28 of the Parent Disclosure Schedule, neither the Parent nor the Acquisition Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29 Disclosure.  No representation or warranty by the Parent contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  The Parent has disclosed to the Company all material information relating to the business of the Parent or any of its Subsidiaries or the transactions contemplated by this Agreement.

3.30 Interested Party Transactions.  Except for the Split-Off Agreement, to the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected.  Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.

3.31 Duty to Make Inquiry.  To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” the Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.32 Accountants.  George Stewart, CPA (“GS”) are and have been throughout the periods covered by the financial statements of the Parent for the past fiscal year (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.  Schedule 3.32 of the Parent Disclosure Schedule lists all non-audit services performed by GS for the Parent and/or any of its Subsidiaries since September 29, 2006.  The report of GS on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles.  During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with GS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.  None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-B occurred with respect to GS.

3.33 Minute Books.  The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement.  The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.34 Board Action.  The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent.

ARTICLE IV
COVENANTS

4.1 Closing Efforts.  Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

4.3 Current Report.  As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”).  Each of the Company and the Parent shall use its Reasonable Best Efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.  Further, the Parties shall prepare and file with the SEC an amendment to the Current Report within four business days after the Closing Date, if such Current Report was filed before the Closing Date.

4.4 Operation of Company Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall  conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Parent (which shall not be unreasonably withheld or delayed):

(a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any Warrants, Options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) except as contemplated by, and in connection with, the Bridge Loan, create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest (except in connection with senior debt in existence on the date of this Agreement);

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

4.5 Access to Company Information.

(a) The Company shall permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Company.

(b) Each of the Parent and the Acquisition Subsidiary (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Company Confidential Information” means any information of the Company that is furnished to the Parent or the Acquisition Subsidiary by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, the Acquisition Subsidiary or their respective directors, officers or employees, (B) which, after disclosure, becomes available publicly through no fault of the Parent or the Acquisition Subsidiary or their respective directors, officers or employees, (C) which the Parent or the Acquisition Subsidiary knew or to which the Parent or the Acquisition Subsidiary had access prior to disclosure, provided that the source of such information is not known by the Parent or the Acquisition Subsidiary to be bound by a confidentiality obligation to the Company, or (D) which the Parent or the Acquisition Subsidiary rightfully obtains from a source other than the Company, provided that the source of such information is not known by the Parent or the Acquisition Subsidiary to be bound by a confidentiality obligation to the Company.

4.6 Operation of Parent Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.  Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each of its Subsidiaries not to), without the written consent of the Company:

(a) issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Bridge Loan, the Merger and the Split-Off;

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as contemplated by, and in connection with, the Stock Split;

(c) except as contemplated by, and in connection with, the Bridge Loan:  create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Parent Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for the adoption of Parent Option Plan covering 4,000,000 shares of Parent Common Stock in connection with the Merger;

(e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary of the Parent or any corporation, partnership, association or other business organization or division thereof), except as contemplated by, and in connection with, the Split-Off;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or the Acquisition Subsidiary set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

4.7 Access to Parent Information.

(a) The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent, the Acquisition Subsidiary and Leaseco.

(b) The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession.  For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Parent Subsidiary that is furnished to the Company by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company or its directors, officers or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or its directors, officers or employees, (C) which the Company knew or to which the Company had access prior to disclosure, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent.

4.8 Expenses.  The costs and expenses of the Parent and the Company (including legal fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable at Closing.

4.9 Indemnification.

(a) The Parent shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Kentucky law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Kentucky law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

4.10 Listing of Merger Shares.  The Parent shall take whatever steps are necessary to cause the Merger Shares (and any shares of Parent Common Stock that may be issued pursuant to Section 1.13) to be eligible for quotation on the OTCBB.

4.11 [Intentionally Omitted]

4.12 Name Change.  The Parent shall take all necessary steps to enable it to change its corporate name to such name as is agreeable to the Company as of the Effective Time, if the Parent has not already done so prior to the Effective Time.

4.13 Split-Off.  The Parent shall take whatever steps are necessary to enable it to effect the Split-Off prior to or as of the Effective Time.

4.14 Stock Option Plan.  The Board of Directors and shareholders of Parent shall adopt the Parent Option Plan reserving for issuance 4,000,000 shares of Parent Common Stock prior to or as of the Effective Time.

4.15 Parent Board; Amendment of Charter Documents.  The Parent shall take such actions as are necessary to authorize the Parent’s Board of Directors to consist of five members.

4.16 Information Provided to Company Stockholders.  The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of Company Shares in connection with receiving their approval of the Merger, this Agreement and related transactions.  Such information shall constitute a disclosure of the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the Merger.  The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such holders to comply with applicable federal and state securities laws requirements.  Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the holders of Company Shares.  The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  The information sent shall contain the recommendation of the Board of Directors of the Company that the holders of Company Shares approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to such holders any information with respect to the Parent or its affiliates or associates, the form and content of which information shall not have been approved by the Parent in its reasonable discretion prior to such inclusion.

4.17 No Registration.  For a period of 12 months following the Effective Time, the Parent shall not register, nor shall it take any action to facilitate registration, under the Securities Act, the Merger Shares.  In addition, the Company shall use its Reasonable Best Efforts to cancel any agreements, understandings or undertakings to register Company securities under the federal securities laws, which agreements, understandings or undertakings might otherwise survive the Closing.

4.18 No Shorting.  The Company shall use its Reasonable Best Efforts to ensure that each Company Stockholder agrees that it will not, for a period commencing on the date hereof and terminating one year after the Effective Time, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Parent Common Stock, borrow or pre-borrow any shares of Parent Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Parent Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Parent Common Stock or otherwise seek to hedge its position in the Parent Common Stock (each, a “Prohibited Transaction”).

4.19 No Organic Changes.  For a period of one year following the Effective Time, the Parent shall not effect any transaction or series of transactions, including but not limited to a reverse stock split, the effect of which would be to reduce the respective percentage ownerships of the Parent’s equity of any class of stockholder other than the former Company Stockholders by more than ten percent (10%) (each, an “Organic Change”) from such percentage ownership as of the Effective Time.  The foregoing shall not be deemed to prohibit (i) a firm commitment underwritten public offering of Parent’s securities with gross proceeds of at least $20,000,000 or (ii) an Organic Change approved by both the unanimous consent of the Board of Directors and the affirmative vote of at least two thirds (2/3) of the shares of Parent Common Stock not held by management.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have received the approval of at least 95% of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger; and

(b) satisfactory completion by the Parent and the Company of all necessary legal due diligence.

5.2 Conditions to Obligations of the Parent and the Acquisition Subsidiary.  The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the number of Dissenting Shares shall not exceed 2% of the aggregate number of outstanding Company Shares as of the Effective Time;

(b) the Company shall have obtained (and shall have provided copies thereof to the Parent) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except when any non-performance or non-compliance does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a) and (c) (with respect to the Company’s due diligence of the Parent) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

(g) the individuals set forth on Exhibit C to this Agreement shall have entered into agreements with the Parent pursuant to which they shall have agreed to certain restrictions on the sale or other disposition of the Parent Common Stock received by them in connection with the Merger for a period of 24 months following the Closing Date;

(h) the Company Stockholders shall have agreed not to engage in any Prohibited Transactions;

(i) each of Steven D. Eversole, C.G. Collins and Sam Winer shall have employments agreements mutually satisfactory to the Company, the Parent and to the respective employees; and

(j) the Parent shall have received from Sichenzia Ross Friedman Ference LLP, counsel to the Company, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Parent and dated as of the Closing Date.

5.3 Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or any of its Subsidiaries, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except when any non-performance or non-compliance does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (b) and (c) (with respect to the Parent’s due diligence of the Company) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Parent, the Acquisition Subsidiary or Leaseco) of this Section 5.3 is satisfied in all respects;

(f) the Company shall have received from Gottbetter & Partners, LLP, counsel to the Parent and the Acquisition Subsidiary, an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Company and dated as of the Closing Date;

(g) the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall equal 12,000,000 shares, after giving effect to the Stock Split and the Share Contribution, but excluding (i) the Merger Shares and (ii) warrants to purchase shares of Parent Common Stock to be issued in connection with the Bridge Loan;

(h) Each of Steven D. Eversole, C.G. Collins and Sam Winer shall have employments agreements mutually satisfactory to the Company, the Parent and to the respective employees;

(i) the Parent shall have adopted the Parent Option Plan;

(j) the Company shall have received a certificate of Parent’s transfer agent and registrar certifying that as of the Closing Date there are 36,000,000 shares of Parent Common Stock issued and outstanding (without giving effect to the 24,000,000 shares of Parent Common Stock to be retired in connection with the Split-Off, after which retirement there will be 12,000,000 shares of Parent Common Stock issued and outstanding);

(k) the Parent’s Board of Directors shall be authorized to consist of five members;

(l) contemporaneously with the closing of the Merger, the Parent, Leaseco and the Buyer shall execute the Split-Off Agreement, which Split-Off is effective simultaneous with the Effective Time; and

(m) the Parent shall have changed its name to such name as is acceptable to the Company.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification by the Company Stockholders.  The Company Stockholders receiving the Merger Shares pursuant to Section 1.5 shall indemnify the Parent in respect of, and hold it harmless against, loss, liability, deficiency, damages, expense or cost (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by the Surviving Corporation or the Parent resulting from:

(a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

(b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

(c) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the BCA), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or bylaws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

6.2 Indemnification by the Parent.

(a) The Parent shall indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Parent or the Acquisition Subsidiary contained in this Agreement or the Parent Certificate.

(b) The post-Closing adjustment mechanism set forth in Section 1.13 is intended to secure the indemnification obligations of the Parent under this Agreement and shall be the exclusive means for the Company Stockholders to collect any Damages for which they are entitled to indemnification under this Article VI.   Notwithstanding anything to the contrary, the post-Closing adjustment set forth in Section 1.13 shall not be limited in any way by this Article VI.

6.3 Indemnification Claims by the Parent.

(a) In the event the Parent is entitled, or seeks to assert rights, to indemnification under Section 6.1, the Parent shall give written notification to the Company Stockholders of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought.  Such notification shall be given within 20 business days after receipt by the Parent of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Parent) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Parent in notifying the Company Stockholders shall relieve the Company Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Company Stockholders may, upon written notice thereof to the Parent, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Parent; provided that the Company Stockholders may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Parent.  If the Company Stockholders do not so assume control of such defense, the Parent shall control such defense.  The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the Company Stockholders assume control of such defense and the Parent reasonably concludes that the Company Stockholders and the Parent have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Parent shall be considered “Damages” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The Company Stockholders shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Parent, which shall not be unreasonably withheld or delayed; provided that the consent of the Parent shall not be required if the Company Stockholders agree in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Parent from further liability and has no other materially adverse effect on the Parent.  The Parent shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Company Stockholders, which shall not be unreasonably withheld or delayed.

(b) In order to seek indemnification under this Article VI, the Parent shall give written notification (a “Claim Notice”) to the Company Stockholders which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent, (ii) a statement that the Parent is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of the Claimed Amount.  The Parent shall also deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Company Stockholders shall deliver to the Parent a written response (the “Response”) in which the Company Stockholders shall:  (i) agree that the Parent is entitled to receive all of the Claimed Amount (in which case the Company Stockholders and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Parent is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Company Stockholders and the Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Parent such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Agreed Amount) or (iii) dispute that the Parent is entitled to receive any of the Claimed Amount.  If the Company Stockholders in the Response disputes its liability for all or part of the Claimed Amount, the Company Stockholders and the Parent shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).  For purposes of this Article VI, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be $1.00 per Escrow Share (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock since the Closing Date), multiplied by the number of such Escrow Shares.

(d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Company Stockholders and the Parent shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 60-day period, the Company Stockholders and the Parent shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”).  In the event the Company Stockholders and the Parent agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure.  The provisions of this Section 6.3(d) shall not obligate the Company Stockholders and the Parent to pursue an ADR Procedure or prevent either such Party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Company Stockholders and the Parent agree to pursue an ADR Procedure, neither the Company Stockholders nor the Parent may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure.  Any ADR Procedure undertaken by the Company Stockholders and the Parent shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Company Stockholders, the Parent or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product.  Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible).  The fees and expenses of any ADR Service used by the Company Stockholders and the Parent shall be considered to be Damages; provided, that if the Company Stockholders are determined not to be liable for Damages in connection with such Dispute, the Parent shall pay all such fees and expenses.  The Parent and the Company Stockholders shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Parent (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that the Parent is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Parent may be entitled to indemnification pursuant to this Article VI, and the Parent reasonably determines that it has a valid business reason to fulfill such obligation, then (i)  the Parent shall be entitled to satisfy such obligation, with prior notice to but without prior consent from the Company Stockholders, (ii) the Parent may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Parent shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Company Stockholders to dispute the Parent’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(f) For purposes of this Section 6.3 and the last two sentences of Section 6.4, any references to the Company Stockholders (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives.  The Indemnification Representatives shall have full power and authority on behalf of each Company Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this Article VI.  The Indemnification Representatives shall have no liability to any Company Stockholder for any action taken or omitted on behalf of the Company Stockholders pursuant to this Article VI.

6.4 Survival of Representations and Warranties.  All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of the Parent or the Company and (b) shall expire on the date two years following the Closing Date.  If the Parent delivers to the Company Stockholders, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice.

6.5 Limitations on Parent’s Claims for Indemnification.

(a) Notwithstanding anything to the contrary herein, the Parent shall not be entitled to recover, or be indemnified for, Damages arising out of a misrepresentation or breach of warranty set forth in Article II unless and until the aggregate of all such Damages paid or payable by the Company Stockholders collectively exceeds $100,000 (the “Damages Threshold”) and then, if such aggregate threshold is reached, the Parent shall only be entitled to recover for Damages in excess of such respective threshold; and in no event shall any Company Stockholder be liable under this Article VI for an aggregate amount, whether paid in cash or in shares of Parent Common Stock, greater than the product of the number of Escrow Shares held on account of such Company Stockholder, pursuant to Section 1.5 above, multiplied by the Value.  For purposes of the preceding sentence, each Escrow Share delivered by a party in payment of his, hers or its obligations under this Article VI shall be valued at the Value.

(b) The Escrow Agreement is intended to secure the indemnification obligations of the Company Stockholders under this Agreement and shall be the exclusive means for the Parent to collect any Damages under this Article VI for which it is entitled to indemnification under this Article VI.

(c) Except with respect to claims based on fraud, after the Closing, the rights of the Company Stockholders and the Parent under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Parent with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(d) No Company Stockholder shall have any right of contribution against the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.  The amount of Damages recoverable by the Parent under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by the Parent with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by the Parent, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII
DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
Acquisition Subsidiary	Introduction
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.13(a)(vii)
Agreed Amount	6.3(c)
Agreement	Introduction
Articles of Merger	1.1
BCA	1.1
Bridge Loan	Introduction
Buyer	Introduction
CERCLA	2.20(a)
Certificates	1.7
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Claims	1.13
Closing	1.2
Closing Date	1.2
Code	Introduction
Common Conversion Ratio	1.5(b)
Company	Introduction
Company Balance Sheet	2.6
Company Balance Sheet Date	2.6
Company Certificate	5.2(f)
Company Confidential Information	4.5(b)
Company Financial Statements	2.6
Company Material Adverse Effect	2.1
Company Plans	2.19(b)
Company Shares	1.5(a)
Company Stockholders	1.3(d)
Company Subsidiary	2.5(a)
Contemplated Transactions	8.3
Controlling Party	6.3(a)
Current Report	4.3
Damages	6.1
Damages Threshold	6.5(a)
Defaulting Party	8.6
Disclosure Schedule	Article II
Dispute	6.3(c)
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Benefit Plan	2.19(a)(i)
Environmental Law	2.20(a)
ERISA	2.19(a)(ii)
ERISA Affiliate	2.19(a)(iii)
Escrow Agent	1.3(g)

Escrow Agreement	1.3(g)
Escrow Shares	1.5(b)
Evaluated Properties	2.28(a)
Exchange Act	2.6
Expected Claim Notice	6.4
FERC	2.30(k)
GAAP	2.6
Governmental Entity	2.4
GS	3.32
Indemnification Representatives	1.3(g)
Indemnified Executives	4.9(b)
Independent Engineer	2.28(a)
Independent Engineering Report	2.28(a)
Initial Shares	1.5(b)
Intellectual Property	2.27(a)
Intellectual Property Rights	2.27(a)
Interests	2.29(a)
Internal Engineering Report	2.28(b)
IR Escrow Shares	1.9
IR Shares Escrow Agreement	1.3(h)
Land	2.29(a)
Leases	2.29(a)
Legal Proceeding	2.17
Loss	1.13
Leaseco	Introduction
Merger	Introduction
Merger Shares	1.5(b)
Non-Controlling Party	6.3(a)
Non-Defaulting Party	8.6
Operating Permits	2.30(g)
Options	1.5(b)
Ordinary Course of Business	2.4
Organic Change	4.19
Organization Date	2.9(c)
OTCBB	3.2
Parent	Introduction
Parent Certificate	5.3(e)
Parent Common Stock	1.5(a)
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent ERISA Affiliate	3.22(a)
Parent Financial Statements	3.8
Parent Liabilities	1.13
Parent Material Adverse Effect	3.1
Parent Options	1.8(a)
Parent Option Plan	1.8(a)
Parent Permits	3.24
Parent Plans	3.22(a)
Parent Reports	3.6
Parent Warrants	1.8(c)
Party	Introduction
Permits	2.23
Prohibited Transaction	4.18
Property Agreements	2.29(a)
Reasonable Best Efforts	4.1
Response	6.3(c)
SEC	1.13
Securities Act	1.14
Security Interest	2.4
Seismic Agreements	2.36
Share Contribution	3.2
Split-Off	Introduction
Split-Off Agreement	Introduction
Stock Split	3.2
Stockholder Approval	2.3
Subsidiary	2.5(a)
Surviving Corporation	1.1
Tax Returns	2.9(a)(ii)
Taxes	2.9(a)(i)
Third Party Intellectual Property Rights	2.27(d)
Transaction Documentation	3.3
Value	6.3(c)
Warrants	1.5(b)
Wells	2.29(a)

ARTICLE VIII
TERMINATION

8.1 Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

8.2 [Intentionally Omitted]

8.3 Termination by Operation of Law.  This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.4 Termination for Failure to Perform Covenants or Conditions.  This Agreement may be terminated prior to the Effective Time:

(a) by the Parent and the Acquisition Subsidiary if: (i) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Company shall have failed to observe or perform any of its material obligations under this Agreement or (iii) as otherwise set forth herein; or

(b) by the Company if: (i) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (ii) the Parent or the Acquisition Subsidiary shall have failed to observe or perform any of their material respective obligations under this Agreement or (iii) as otherwise set forth herein.

8.5 Effect of Termination or Default; Remedies.  In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below).  The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6 Remedies; Specific Performance.  In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach.  In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE IX
MISCELLANEOUS

9.1 Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

9.3 Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including, without limitation, the Term Sheet dated July 25, 2007 and amended as of August 24, 2007 relating to the contemplated transactions referred to therein.

9.4 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Subsidiary may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of the Parent (other than Leaseco).

9.5 Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

9.6 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Stockholders: KY USA Energy, Inc. 321 Somerset Road, Ste. 1 London, KY 40741 Attn: Steven D. Eversole, Chief Executive Officer	Copy to (which copy shall not constitute notice hereunder): Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 Attn: Marc J. Ross, Esq. Facsimile: (212) 930-9725
If to the Parent or the Acquisition Subsidiary (prior to the Closing): Kentucky USA Energy, Inc. 111 W. Gutierrez Street Santa Barbara, CA 93101 Attn: Christopher Greenwood, Chief Executive Officer	Copy to (which copy shall not constitute notice hereunder): Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022 Attn: Adam S. Gottbetter, Esq. Facsimile: (212) 400-6901

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

9.9 Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Submission to Jurisdiction.  Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7.  Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:
KENTUCKY USA ENERGY, INC.

By:         /s/ Christopher Greenwood
Name:    Christopher Greenwood

Title:       President and Chief Executive Officer

ACQUISITION SUBSIDIARY:
KY ACQUISITION CORP.

By:         /s/ Christopher Greenwood
Name:    Christopher Greenwood

Title:       President and Chief Executive Officer

COMPANY:
KY USA ENERGY, INC.

By:         /s/ Steven D. Eversole
Name:    Steven D. Eversole

Title:       Chairman and Chief Executive Officer